Exhibit 10.2

AeroVironment, Inc. 900 Innovators Way Simi Valley, CA 93065 Phone: 805-581-2187 Fax: 805-581-4512

April 28, 2016

Cathleen S. Cline

Re:                           Consulting Agreement with AeroVironment, Inc.

Dear Cathy:

We are pleased to send this letter setting forth the consulting agreement between AeroVironment, Inc. (the “Company”) and you (“Consultant”). To confirm your acceptance of the Company’s offer of engagement and your agreement to abide by the provisions it sets forth, please sign this letter agreement in the space indicated below.

1.                                           Consulting Services. Effective as of May 1, 2016 (the “Effective Date”), the Company hereby engages Consultant, and Consultant hereby accepts the engagement by the Company, on terms and conditions set out in this letter agreement. The Consulting Services shall include, without limitation, providing the following:

o                                       Review with and provide requested input to Gino Cesario on the following:

▪                                         Define and document all pending strategic initiatives

▪                                         Document lessons learned from previous strategic initiatives

▪                                         Medical/dental insurance plans prior to open enrollment periods

o                                       Conduct monthly call with Gino Cesario to review questions about current practices and impact on future change considerations

o                                       Transition all vendor relationships to Gino Cesario to ensure a seamless change

o                                       Transition all internal files, in all known media to Gino Cesario

o                                       Be available, with advanced notice for miscellaneous discussions on personal, past experiences with AV operations and indirect/direct staff

From time to time as requested, Consultant shall provide a report describing her activities, analysis and recommendations relating to the above scope of work.

Cathleen S. Cline

April 28, 2016

2.                                                      Term. It is intended that the termination of employment and the commencement of the consulting arrangement occur contemporaneously at midnight on April 30, 2016/12:01 a.m. May 1, 2016 to enable the continuity of service  contemplated by the 2006 Equity Incentive Plan, as amended and restated (the “2006 Plan”), so that a “Termination of Service” does not occur under the 2006 Plan.This letter agreement shall remain in effect up to and including April 30, 2017 (the “Term”), unless it is terminated earlier as provided in this agreement.

3.                                             Devotion of Time. From and after the Effective Date, you agree to devote sufficient hours per week to adequately perform the Consulting Services requested by the Company, with flexibility in scheduling your time spent on Consulting Services according to the needs and convenience of both parties.  During your engagement, you shall use your best efforts, skills, and abilities to perform the Consulting Services. Subject to the conditions in paragraph 9 below, and provided it does not interfere with your obligations set forth in this agreement , during your engagement you may provide consulting services to other persons or organizations or form, manage and operate a business.

4.                                     Compensation

(a)                               As compensation for your services to the Company as a consultant, you shall receive:

1.                                    A retainer of Two Thousand Dollars ($2,000) per month for the Consulting Services, payable by the 15th day of the following month.

2.                                    You will continue to be eligible to participate in the medical, hospitalization and prescription benefits under the medical benefits program in which you currently participate until the date on which this Consulting Agreement terminates. Until the termination of the Consulting Agreement, AV will continue to pay the costs attributable to AV as the sponsor of the medical plan and will pay your medical plan premium but not other costs that are normally paid by plan participants (e.g., co-pays, deductibles, non-covered costs of medical treatment, out of network etc.). After your Consulting Agreement terminates, the Company has been advised that you will be eligible to continue your participation in the medical plan for up to 18 months pursuant to COBRA, at your sole expense and without any financial contribution by the Company. If during the term of this Consulting Agreement, the Company changes the medical plan options generally provided to employees and no longer makes available to employees the existing medical plan in which you participate or if for any reason the Company is unable to provide you with the medical benefits contemplated above, the Company shall make available to you participation in a medical plan providing substantially similar benefits and coverages.

(b)                                       As set forth in the Separation Agreement by and between the Company and you, provided that, and for so long as, you remain engaged as a consultant with the Company, you shall be entitled to continued vesting of the stock options and restricted stock awards described on Exhibit A and upon the Termination of Service (as defined in the award agreement and 2006 Plan), your stock options will cease vesting and you will have three months to exercise any then-vested stock options, after which such stock options will be forfeited without compensation . Upon Termination of Service, the vesting of your restricted stock awards will cease

Cathleen S. Cline

April 28, 2016

and any unvested restricted awards (i.e., Unreleased Shares) will terminate and be forfeited. Your Termination of Service will occur upon the earlier to occur of the following: (i) the expiration of this Consulting Agreement on April 30, 2017, (ii) your earlier death or Disability or (iii) the termination of your employment or Consulting Agreement with the Company for cause. The rights and obligations associated with your stock options and restricted stock awards are governed by the terms and conditions of the 2006 Plan and your grant documents.  In the event of any inconsistency between this letter and such documents, the terms contained in the 2006 Equity Incentive Plan and your grant documents shall govern.

(c)                                        You are responsible for your own expenses. The Company only will reimburse you for business expenses that the Company has approved in advance in writing, provided that such expenses are reasonable and properly documented and reported.

5.                                             Independent Contractor Relationship..  You enter this agreement as, and will remain throughout the term of this agreement, an independent contractor. You are not and shall not be entitled to the rights or benefits afforded to the Company’s employees including, without limitation, disability or employment insurance, worker’s compensation, medical insurance, vacation, sick leave, or any other employment benefit, except as described in paragraph 4(a)(2).

6.                                              Tax Matters. You understand and agree that you are solely responsible for all income and other tax obligations, if any, including but not limited to necessary reporting and payment obligations, if any, which may arise as a consequence of any payment under this agreement. You agree to indemnify the Company for any claims, costs, losses, fees, penalties, interest, or damages suffered by the Company resulting from failure to comply with this provision.

7.                                               Termination of Consulting Agreement.  Subject to your continuing obligations to comply with the covenants contained in Sections 3, 8 and 9 of this agreement, which shall survive any termination by Consultant, you may terminate this agreement for any reason or no reason at all, with thirty (30) days advance written notice. The Company may terminate this agreement for cause. Failure to comply with your obligations under Sections 3, 8 and 9 or a material breach of this agreement shall constitute “cause” under this agreement. Should the Company ever discover at a later date that you previously had engaged in conduct constituting cause for termination of this Agreement, you shall be required to repay to the Company all economic benefit you derived from the agreement after the date of such conduct constituting cause, i.e., all retainer payments made to you under Section 4(a) and all monies you received from the vesting of your stock options and restricted stock awards under Section 4(b). Subject to your reasonable business commitments following the termination of your status as a consultant with the Company, you agree to and shall be available to cooperate with the Company and any of its designees, as well as their outside counsel, and provide information with regard to any past, present, or future matters that relate to or arise out of the services you provided to the Company as an employee or a consultant.

8.                                             Confidentiality; Work Product and Company Property.

(a)                                 You acknowledge that you may acquire in connection with your engagement with the Company, Confidential Information (as defined below) relating to the Company. Accordingly, you agree that, without the prior written consent of the Company, you shall not, at any

Cathleen S. Cline

April 28, 2016

time, disclose to any unauthorized person or otherwise use any of the Company’s trade secrets or Confidential Information for any reason other than the performance of your Consulting Services in furtherance of the business of the Company, except as requested or required to be disclosed by judicial or administrative process or by regulatory or supervisory authority or other requirement of law or directive of any governmental authority.  In the event that you are required by law to disclose any Confidential Information, you shall promptly notify the Company in writing prior to any such disclosure, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and you shall cooperate with the Company’s efforts to object to the disclosure or obtain a protective order. “Confidential Information” means information you have actual knowledge or possession of relating to existing products, product ideas or enhancements, processes, know-how, machines, designs, drawings, software, formulas, test data, marketing data, business plans and strategies, business models, competitive analysis, and market analysis, not already public or generally known outside the Company. You acknowledge that all the foregoing information is proprietary to the Company and is a special, valuable and unique asset of the business of the Company.

(b)                              You agree that all memoranda, lists, notes, records and other documents or papers (and all copies thereof) relating to the Company, whether written or stored on an electronic media system, made or compiled by you, or on your behalf, in the course of your engagement with the Company or made available to you in the course of your engagement with the Company shall be the property of the Company and shall, unless otherwise agreed to by the Company, be delivered to the Company promptly upon the termination of your engagement with the Company.  In the case of electronically stored property, you shall make all reasonable efforts to return or destroy such property, at the Company’s option, within three (3) days after the date of your termination of engagement with the Company.

9.                                              Disclosure of Other Work. You hereby acknowledge that, because you may be given access to the Company’s Confidential Information and/or trade secrets as part of your engagement, the Company has a right to know if you begin performing services for any other business or enterprise during the Term of this agreement.  Therefore, you agree that, if you decide to perform any services of any kind for any other business or enterprise, or participate in the creation of any business or enterprise, during the period of your engagement under this agreement, you will immediately disclose to the Company your intention to undertake such activity before assuming such position or performing such services.  Failing to provide such advance notice will constitute a material breach of this agreement and entitle the Company to terminate this agreement for cause. The Company shall have five business days to consider and respond to any such request. You understand and agree that the Company has the right to terminate this agreement if it determines, in its sole discretion, that it would present an unacceptable level of risk to allow you to continue to have access to the Company’s Confidential Information while also performing services for a particular business or enterprise.  In that event, the Company shall be entitled to terminate this agreement immediately in writing for cause, and no further payments will be due to you

10.                                     Representations.  You hereby acknowledge that the provisions of Sections 8 and 9 of this letter agreement are (a) conditions of your engagement, (b) reasonable, and (c) necessary for the protection of the Company.

11.                                    Exclusive Remedy. You acknowledge that, other than the payments described in Section 4 or under applicable law, you shall have no claims against and will have no entitlement to any

Cathleen S. Cline

April 28, 2016

other payments or benefits from the Company or any affiliate thereof at any time during your engagement, upon termination of your engagement or breach by the Company of this letter agreement.

12.                                      Notices. Any notice or other communication required or that may be given hereunder shall be in writing and shall be delivered personally or sent by internationally recognized overnight courier ( e.g. FedEx) and shall be deemed given when received, as follows:

If to the Company, to:

AeroVironment, Inc.
900 Innovators Way

Simi Valley, CA 93065
Attention:  Doug Scott

If to you, to the address set forth on the first page hereof.

Either Party may change the designation of its notice address by delivering a written notice to the other Party.

13.                                        Miscellaneous Provisions .

(a)                                         This letter agreement is entered into by the Company in consideration of your special and unique skills and capacities, is personal to you, and shall not be assignable by you. This letter agreement shall be assignable by the Company to any successor to all or a substantial portion of the Company’s business.

(b)                                         This letter agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and/or to be performed in that state, without regard to any choice of law provisions thereof.

(c)                                       You and the Company agree to resolve any disputes with each other through final and binding arbitration in accordance with the arbitration provision set forth in paragraph (h) of the Separation Agreement between the Company and you.  For example, this includes any dispute about the validity of this agreement or any breach of this agreement. This agreement to arbitrate does not apply to government agency proceedings. You acknowledge that you understand this section’s arbitration requirements and that arbitration would be in lieu of a jury trial.  Further in the event of any dispute relating and/or arising out of this letter agreement, the prevailing party shall be entitled to all attorneys’ fees and costs, including appellate and post-judgment.

(d)                                       The headings in this letter agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. This letter agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this letter agreement to produce or account for more than one such counterpart. The Parties agree that any ambiguities in this letter agreement shall not be construed against the Company as the drafter of this letter agreement, and you agree to waive any such claims.

Cathleen S. Cline

April 28, 2016

(e)                                         No provisions of this letter agreement may be amended, modified, waived or discharged except as agreed to in writing by you and the Company.

This letter agreement supersedes any and all existing and contemporaneous agreements, oral or written, between you and the Company or any representative thereof relating to the terms and conditions of your consultancy with the Company, except that your previously executed Patent and Confidentiality Agreement and paragraph 7 and 8 above shall remain in full force and effect consistent with their terms after the termination of this letter agreement. You hereby agree that any agreements entered into between you and the Company after the Effective Date shall be in writing and signed by you and the other party to such agreement (if any) in order to be effective, and that no oral agreements between such parties will be effective. You are not entitled to any other payments or benefits except as expressly provided for herein.

ACCEPTED AND AGREED:

AEROVIRONMENT, INC.

/s/ Wahid Nawabi
By:	Wahid Nawabi
Its:	Chief Executive Officer and President

CATHLEEN S. CLINE

/s/ Cathleen S. Cline
Signature

Date:	4/28/2016